Item 9. - Regulation FD Disclosure

Exhibit No. 99.5

Capital Beverage Closes Acquisition of Assets of Brooklyn-based Prospect Beverages, Inc.

NEW YORK-(BUSINESS WIRE)-July 5, 2001-Capital Beverage Corporation (OTCBB:CBEV - news) today announced that it has closed the acquisition, pursuant to the Asset Purchase Agreement, to acquire certain assets and liabilities of Prospect Beverages, Inc., the Brooklyn-based Pabst Distributor of Colt-45 Malt Liquor.

"We are pleased to announce that the acquisition of the assets of Prospect Beverages, Inc. by Capital Beverage Corporation has closed" said Carmine N. Stella, President of Capital Beverage. Capital was also able to secure the necessary financing to replace Prospect's current debt position.

With the acquisition of Prospect Beverages Capital now distributes the two most popular brands of malt liquor in the market place: Colt 45 and Olde English 800. "With the combined malt liquor products, Capital's management believes that Capital will be the pre-eminent distributor of malt beverages to small grocers and bodegas in the New York City area, "said Monty Matrisciani, Vice President of Sales for Capital.

"This acquisition will position Capital Beverage as the leading distributor of malt beverages in the Greater New York City market", said Mr. Stella. "Capital expects this acquisition to have a positive effect on its earnings by the end of this year. Capital should be able to exceed $40 million dollars in sales within the next year. The consolidation of Capital and Prospect will cut the combined overhead substantially through the synergies of distribution that will be created by the consolidation," Mr. Stella stated. "We believe this will lead to additional opportunities to expand our marketing territories," Mr. Stella added.

"Hopefully, this acquisition will be the first step in a process that will place Capital into a highly competitive position with the other major wholesales in the New York City marketing area. It is difficult to effectuate these consolidations but the result should place Capital in a powerful marketing position in the New York Area Malt Beverage distribution business" said Mr. Stella.

"At the same time, Capital will be in a stronger position to distribute additional brands of beer and soda to both on premise and off premise customers. There are many brands in the market today that are looking for an alternate method of getting to the market. We will be the ones that can get them to the levels that their brands deserve, " Mr. Matrisciani added.

Statements in this release that are not statements of historical or current fact constitute "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown facts that could cause the actual results of the company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," or "plans," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


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